Exhibit 16.1

March 3, 2023

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Mullen Automotive Inc. Changes in Registrant’s Certifying Accountant

We have read the statements made by Mullen Automotive Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of the Company dated March 3, 2023, and agree with such statements contained in Item 4.01(a) as they pertain to our firm. We have no basis to agree or disagree with the statements contained in Item 4.01(b).

Sincerely,

/s/ Daszkal Bolton LLP

Daszkal Bolton LLP
Fort Lauderdale, Florida